                                                                    EXHIBIT 1


- --------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER


                            Dated as of July 8, 1995



                                     Among


                           Arkansas Best Corporation,


                          ABC Acquisition Corporation



                                      And



                              WorldWay Corporation


- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS


ARTICLE I             The Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         SECTION 1.1  The Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.2  Company Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 1.3  Voting Trusts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SECTION 1.4  Permanent and Temporary ICC Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 1.5  Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II            The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         SECTION 2.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.2  Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.3  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.4  Effects of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.5  Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.6  Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.7  Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III           Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of
                      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         SECTION 3.1  Effect on Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 3.2  Exchange of Certificates.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IV            Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 4.1  Representations and Warranties of the Company   . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 4.2  Representations and Warranties of Parent and Sub  . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE V             Covenants Relating to Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 5.1  Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.2  No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.3  Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 5.4  Voting Trusts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 5.5  Temporary Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 5.6  Supplemental Indenture  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE VI            Additional Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         SECTION 6.1  Shareholder Meeting; Preparation of the Proxy Statement   . . . . . . . . . . . . . . . . . . .  43

                                                                                                                     Page
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
         SECTION 6.2  Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 6.3  Reasonable Efforts; Notification.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 6.4  Stock Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 6.5  Indemnification and Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 6.6  Fees and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 6.7  Public Announcements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 6.8  Title Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 6.9  Transfer Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VII           Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

         SECTION 7.1  Conditions to Each Party's Obligation to Effect the Merger.   . . . . . . . . . . . . . . . . .  51

ARTICLE VIII          Termination, Amendment and Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

         SECTION 8.1  Termination.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 8.2  Effect of Termination.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 8.3  Amendment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 8.4  Extension; Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 8.5  Procedure for Termination, Amendment, Extension or Waiver.  . . . . . . . . . . . . . . . . . .  54

ARTICLE IX            General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

         SECTION 9.1  Nonsurvival of Representations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 9.2  Notices.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 9.3  Definitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 9.4  Interpretation.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 9.5  Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 9.6  Entire Agreement; No Third-Party Beneficiaries.   . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 9.7  GOVERNING LAW.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 9.8  Assignment.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 9.9  Enforcement.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 9.10 Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

EXHIBIT A             Conditions of the Offer
EXHIBIT B             Voting Trust Agreement
EXHIBIT C             Plan of Merger of ABC Acquisition Corporation with and
                      into Worldway Corporation

                          AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER dated as of July 8, 1995, among Arkansas Best Corporation, a Delaware corporation ("Parent"), ABC Acquisition Corporation, a North Carolina corporation ("Sub") and a wholly owned subsidiary of Parent, and WorldWay Corporation, a North Carolina corporation (the "Company").

                 WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the Plan of Merger and all other exhibits attached hereto (collectively, the "Agreement");

                 WHEREAS in furtherance of such acquisition, Parent will cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of common stock, par value $.50 per share, of the Company (the "Company Common Stock"), at a price per share of Company Common Stock of $11.00 net to the seller in cash (such price, the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and is recommending that the Company's shareholders accept the Offer;

                 WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by Parent or by any subsidiary of the Company and other than Dissenting Shares (as defined in Section 3.1(e)), will be converted into the right to receive the price per share paid in the Offer;

                 WHEREAS, upon consummation of the Offer, the Company will cause the shares of the Company's ICC-regulated subsidiaries (the "ICC Subsidiaries") to be deposited in independent voting trusts (the "Voting Trusts"), pending receipt of the exemption from or approval by the

Interstate Commerce Commission (the "ICC") of the acquisition by Parent of the Company; and

                 WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                 NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                   The Offer

                 SECTION 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the public announcement of the Offer, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any and all shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived in whole or in part by Sub in its sole discretion) and to the terms and conditions of this Agreement; provided, however, that Sub shall not, without the Company's written consent, waive the Minimum Condition (as defined in Exhibit A). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock which Sub is offering to purchase in the Offer,
(ii) reduce the Offer Price (other than as permitted by the terms of the Offer), (iii) modify or add to the conditions set forth in Exhibit A, or (iv) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer beyond any scheduled expiration date if at any scheduled expiration date of the Offer, any of the conditions to Sub's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer.

                 (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder and, on the date filed with the SEC and first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, includ-ing by way of discussion with the SEC or its staff, in the response of Parent and/or Sub to such comments.

                 (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub accepts for payment, and becomes obligated to pay for, pursuant to the Offer.

                 SECTION 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously by vote of all directors adopted resolutions approving this Agreement, the Offer and the Merger determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommending that the Company's shareholders approve and adopt this Agreement, and accept the Offer and tender their shares pursuant to the Offer. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is actually aware (to the knowledge of the Company) of the transactions contemplated hereby that each such person either intends to tender pursuant to the Offer all shares of Company Common Stock owned by such person or vote all shares of Company Common Stock owned by such person in favor of the Merger.

                 (b) Not later than the date the Offer Documents are filed with the SEC or as shortly thereafter as is practicable, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and shall mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or Sub for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments.

                 (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders.

                 SECTION 1.3 Voting Trusts. Promptly upon the acquisition of Company Common Stock pursuant to the Offer, the Company will cause the shares of each ICC Subsidiary to be deposited in separate Voting Trusts. Each such Voting Trust shall be substantially in accordance with the terms and conditions of a voting trust agreement in the form of Exhibit B hereto (the "Voting Trust Agreement").

                 SECTION 1.4 Permanent and Temporary ICC Authority. Upon execution of this Agreement or as soon thereafter as practical, Parent, Sub and the Company shall file a Notice of Exemption with the ICC pursuant to 49 C.F.R.
Part 1186 to exempt this transaction from regulatory approval and shall file with the ICC an application for temporary authority pursuant to 49 U.S.C. 11349 to authorize Parent or Sub to operate the properties of the Company pending receipt of the exemption from or approval by the ICC. If the application for temporary authority is granted, following the purchase of Company Common Stock pursuant to the Offer, Parent or Sub shall have the full authority to manage and operate the properties of the Company subject only to whatever restrictions and conditions may be imposed by the ICC.

                 SECTION 1.5 Directors. (a) Promptly upon the acceptance for payment of any shares of Company Common Stock by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors that equals the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock held by Sub, including shares of Company Common Stock accepted for payment pursuant to the Offer, bears to the number of shares of Company Common Stock then outstanding, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign).

                 (b) The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.5 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.5.


                                   ARTICLE II

                                   The Merger

                 SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the North Carolina Business Corporation Act (the "NCBCA"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the NCBCA. At the election of Parent prior to the commencement of the Offer, any direct or indirect wholly owned subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                 SECTION 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the Parent or Sub, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, N.Y. 10022, unless another date or place is agreed to in writing by the parties hereto.

                 SECTION 2.3 Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the NCBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the North Carolina Secretary of State, or at such other later time as Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

                 SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 55-11-06 of the NCBCA.

                 SECTION 2.5 Articles of Incorporation and Bylaws.(a) The Articles of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time of the Merger, shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

                 (b) The Amended and Restated By-laws of the Company as in effect on the Effective Time shall become the By-laws of the Surviving Corporation.

                 SECTION 2.6 Directors. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                 SECTION 3.1  Effect on Capital Stock.   As of the Effective
Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.50 per share, of the Surviving Corporation.

                 (b) Cancellation of Certain Stock. Each share of Company Common Stock that is owned by Parent or any subsidiary thereof or by any subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (c) Conversion of Common Stock. Each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 3.1(b) and Dissenting Shares, as defined in Section 3.1(e), except to the extent permitted under Section 3.1(e)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid for each share of Company Common Stock in the Offer (the "Merger Consideration"). If the Merger Consideration for the Company Common Stock shall be different from $11.00 per share, the parties hereto agree to execute an amendment to this Agreement including an amended Plan of Merger reflecting such different price. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                 (d) Company Preferred Stock. Subject to exercise of dissenters' rights under Article 13 of the NCBCA, all shares of preferred stock, par value $1.00 per share, of the Company ("Company Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

                 (e) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has exercised his right (to the extent such right is available by law) to demand and to receive the fair value of such shares (the "Dissenting Shares") under Article 13 of the NCBCA shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent from the Merger under the NCBCA to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Article 13 of the NCBCA. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for, shares of Company Common Stock or Company Preferred Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                 SECTION 3.2 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (reasonably acceptable to the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock as part of the Merger pursuant to Section 3.1, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

                 (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall require the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certifi-cates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section
3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                 (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this
Article III, except as otherwise provided by law.

                 (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE IV

                         Representations and Warranties

                 SECTION 4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                 (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has made available to Parent complete and correct copies of the Articles of Incorporation, as amended, and Amended and Restated By-laws of the Company, in each case as amended to the date of this Agreement, and has delivered the certificates of incorporation and by-laws or other organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Significant Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                 (b) Subsidiaries. The list of subsidiaries of the Company filed by the Company with its most recent Report on Form 10-K is a true and accurate list of all the subsidiaries of the Company which are required to be set forth therein. All the outstanding shares of capital stock of each Significant Subsidiary are owned by the Company or by another wholly owned subsidiary of the Company, free and clear of all liens, except as set forth in
Schedule 4.1(b).

                 (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $.50 per share, 2,000,000 shares of Company Preferred Stock and 25,000 shares of preference stock, par value $100.000 per share ("Company Preference Stock"). At the close of business on July 7, 1995, (i) 6,561,672 shares of Company Common Stock, 22,112 shares of Company Preferred Stock and no shares of Company Preference Stock were issued and outstanding, (ii) 875,450 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 6.4), and (iii) 1,052,505 shares of Company Common Stock were reserved for issuance in respect of the Company's 6.25% Convertible Subordinated Debentures due 2011 (the "Debentures") issued pursuant to the Indenture, dated as of April 15, 1986 between the Company and First Union National Bank, as Trustee (the "Indenture"), $49,994,000 principal amount of which are currently outstanding. Except as set forth above, as of the date of this Agreement: (i) no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding;
(ii) there were no stock appreciation rights, restricted stock grant or contingent stock grants and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of shares of Company Common Stock; (iii) all outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights; and (iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

                 (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 4.1(d), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement (including the changes in the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Articles of Incorporation, as amended, or Amended and Restated By-laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets (including all agreements described pursuant to Section 4.1(u)) or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy statement relating to any required approval by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the North Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iv) compliance with any applicable requirements relating to approval, or exemption from approval, of the Voting Trusts, the Offer and the Merger and the application for temporary authority by the ICC, (v) as may be required by any applicable state securities or "blue sky" laws, (vi) as may be required by the New Jersey Industrial Site Recovery Act or similar state environmental laws and
(vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (y) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

                 (e) SEC Documents; Financial Statements. The Company has filed all required reports, proxy statements, forms, and other documents with the SEC since January 1, 1993 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 4.1(e) and except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

                 (f) Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the proxy statement to be distributed to the Company's shareholders in connection with the Merger (the "Proxy Statement"), will, and in the case of the Offer Documents, at the time the Offer Documents are filed with the SEC and first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company shareholder meeting which shall have become false or misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

                 (g) Absence of Certain Changes or Events. Except as set forth in Schedule 4.1(g), since December 31, 1994, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change in the Company,
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

                 (h) Litigation. Except as set forth in Schedule 4.1(h) or to the extent reserved for as reflected on the Company's financial statements for the year ended December 31, 1994 or otherwise fully covered by insurance, there are (i) no suits, actions or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, (ii) no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and (iii) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company that, individually or in the aggregate, could reasonably be expected to result in money damages in excess of $100,000 (or in excess of $75,000 in the case of an arbitration) or have a material adverse effect on the Company.

                 (i) Absence of Changes in Benefit Plans; SEC Disclosure. Except as disclosed in Schedule 4.1(i), there has not been any adoption or amendment by the Company or any of its subsidiaries or any ERISA Affiliate (as defined in Section 4.1(j) hereof) of any Benefit Plan (as defined in Section 4.1(j) hereof) since December 31, 1994. Except as disclosed in Schedule 4.1(i), neither the Company nor any of its subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company, a subsidiary of the Company or any ERISA Affiliate. All employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

                 (j) Employee Benefits; ERISA. (i) Schedule 4.1(j)(i) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to or by the Company, any of its subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any subsidiary of the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company, its subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Benefit Plans"), except for Benefit Plans whose aggregate annualized cost to the Company is not in excess of $50,000. The Company has amended Sections 4 and 6 of the Carolina Freight Corporation and Subsidiaries 1995 Non-Qualified Stock Option Plan so as not to be required to issue options thereunder.

                 (ii) Except as set forth in Schedule 4.1(j), with respect to each Benefit Plan, the Company has delivered if requested by Parent a true and complete copy thereof (including all amendments thereto), as well as true and complete copies of the annual reports, if required under ERISA, with respect thereto for the last two completed plan years; the actuarial reports, if required under ERISA, with respect thereto for the last two completed plan years; the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions; the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA with respect thereto; if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

                 (iii) Except as set forth in Schedule 4.1(j), no liability under Title IV of ERISA has been incurred by the Company, its subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its subsidiaries or any ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension

Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). The maximum aggregate potential liability for benefits relating to individuals who were previously covered under the G.I. Trucking Company Employees Retirement Plan and who were not fully vested when such plan was frozen is no greater than $600,000.

                 (iv) The PBGC has not instituted proceedings to terminate any Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                 (v) Except as set forth in Schedule 4.1(j), with respect to each Benefit Plan which is subject to Title IV of ERISA, neither (a) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan nor (b) the "benefit liabilities" (as defined in section 4001(a)(18) of ERISA) thereunder, exceeded, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                 (vi) Neither the Company, nor any subsidiary of the Company, nor any ERISA Affiliate, nor any Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any subsidiary of the Company or any ERISA Affiliate, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

                 (vii) Contributions which the Company, any subsidiary of the Company or an ERISA Affiliate are required to make with respect to each Benefit Plan (for which contribution deductions are governed by section 404(a) of the Code) for the plan years of such plans ending with or within the most recent tax year of the Company, the subsidiary or ERISA Affiliate ended prior to the date of this Agreement either (A) were made prior to the last day of such tax year or (B) have been or will be made subsequent to such last day within the time required by section 404(a)(6) of the Code in order to be deemed to have been made on the last day of such tax year; and all contribution amounts properly accrued through the Closing Date with respect to the current plan year of each Benefit Plan will be paid by the Company, a subsidiary of the Company or ERISA Affiliate, as appropriate, on or prior to the Closing Date or will be properly recorded on the Balance Sheet in accordance with Financial Accounting Standards Board Statement No. 87; and no Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Benefit Plan ended prior to the date of this Agreement; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Benefit Plan or otherwise) on or prior to the date of this Agreement have been timely made.

                 (viii) With respect to any Benefit Plan that is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA, covering employees of the Company, any subsidiary of the Company or any ERISA Affiliate, (a) neither the Company nor any subsidiary of the Company nor any ERISA Affiliate has, since July 1, 1989, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (b) no event has occurred that presents a material risk of a partial withdrawal, (c) neither the Company, nor any subsidiary of the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and (d) to the actual knowledge of the Company, no such plan is in reorganization within the meaning of section 4241 of ERISA and no circumstances exist that present a material risk that any such plan will go into reorganization.

                 (ix) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, since July 1, 1989.

                 (x) Except as set forth in Schedule 4.1(j), each Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                 (xi) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service (other than (a) coverage mandated by applicable law, (b) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (c) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates or (d) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                 (xii) Except as disclosed in Schedule 4.1(j) or expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (c) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

                 (xiii) Except as set forth in Schedule 4.1(j), there are no pending, threatened or, to the knowledge of the Company or any ERISA Affiliate, anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

                 (xiv) No Benefit Plan of the Company or its subsidiaries or other arrangement authorizes grants of either stock appreciation rights or restricted stock of the Company and there are no outstanding stock appreciation rights or restricted stock of the Company.

                 (xv) Each Benefit Plan that is not covered by ERISA pursuant to Section 4(b)(4) of ERISA (hereinafter a "Foreign Benefit Plan") is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents of such plan. Neither the Company nor any subsidiary or ERISA Affiliate has incurred any liability with respect to a Foreign Benefit Plan (other than for contributions not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Company or any of its subsidiaries or ERISA Affiliates, which liability has not been satisfied in full as of the date hereof. To the knowledge of the Company, no condition exists and no event has occurred with respect to any Foreign Benefit Plan that presents a risk that the Company or any of its subsidiaries or ERISA Affiliates will incur a material liability with respect to such plan.

                 (k) Taxes. (i) Each of the Company and each of its subsidiaries has filed all Federal, and all material state, local and foreign income tax returns and all other material tax returns and reports required to be filed by it. To the knowledge of the Company, all such returns are complete and correct in all material respects. To the knowledge of the Company, each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the SEC Documents reflect reserves in accordance with generally accepted accounting principles for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                 (ii) Except as set forth in Schedule 4.1(k), no deficiencies for any taxes have been threatened, proposed, asserted or assessed against the Company or any of its subsidiaries, which are not reserved for. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through December 31, 1988 and all returns thereafter are open and subject to examination.

                 (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, payroll, franchise, property, sales, excise and any and all other taxes, tariffs, duties, fees, assessments or governmental charges of any nature whatsoever, including interest, additions and penalties.

                 (l) No Excess Parachute Payments. To the knowledge of the Company, no amounts payable as a result of the transactions contemplated by this Agreement under the Benefit Plans or any other plans or arrangements will fail to be deductible for Federal income tax purposes by virtue of section 280G of the Code.

                 (m) Compliance with Applicable Laws. Except as set forth in Schedule 4.1(m), (i) to the knowledge of the Company, the Company and each of its subsidiaries have in the past five (5) years complied and are presently complying in all material respects with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"), including, but not limited to, the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances, and neither the Company nor any of its subsidiaries has received notification of any asserted present or past failure to so comply, except such non-compliance that has not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $150,000 in the aggregate.

                 (ii) To the knowledge of the Company, each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws and the Interstate Commerce Act ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, there are no appeals nor any other actions pending to revoke any such Permits, and there has occurred no material default or violation under any such Permits. The Company has listed such Permits under the Interstate Commerce Act, Environmental Laws and involving intra-state authorization to do business as a motor carrier on Schedule 4.1(m)(ii).

                 (iii) To the knowledge of the Company, each of the Company and its subsidiaries is, and, within the preceding five years, has been, and each of the Company's former subsidiaries, while a subsidiary of the Company, was, within the preceding five years, in compliance in all material respects with all applicable Environmental Laws, except such non-compliance that has not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate. To the knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions that may prevent or interfere with compliance by the Company or its subsidiaries in the future with Environmental Laws (or Permits issued thereunder) in effect as of the date of this Agreement, except such circumstances or conditions that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate.

                 (iv) Except as set forth on Schedule 4.1(m)(iv), neither the Company nor any subsidiary of the Company has received any written claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party, alleging violation of, or asserting any noncompliance with or liability under or potential liability under, any Environmental Laws, except for matters which are no longer threatened or pending and for which the Company or its subsidiaries are not subject to further requirements pursuant to an administrative or court order, judgment, or a settlement agreement.

                 (v) To the knowledge of the Company, during the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead to a Release except in each case for those which individually or in the aggregate are not reasonably likely to have a cost, after the date hereof, to the Company in excess of $75,000. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property, except in each case for those which individually or in the aggregate would not be reasonably likely to have a cost, after the date hereof, to the Company in excess of $75,000.

                 (vi) Schedule 4.1(m)(vi) identifies all environmental audits, assessments or studies within the possession of the Company or any subsidiary of the Company with respect to the facilities or real property currently or previously owned, leased or operated by the Company or any subsidiary of the Company, or to facilities or real property owned or leased by former subsidiaries of the Company (when such companies were subsidiaries of the Company), which were conducted within the last five years. The Company has furnished to Parent complete and correct copies of all such audits, assessments and studies.

                 (vii) Except for leases entered into in the ordinary course of business, as to which no notice of a claim for indemnity or reimbursement has been received by the Company, and except as set forth on Schedule 4.1(m)(vii), the Company has no knowledge that either the Company or any of its subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify, or hold harmless any person for or against any Environmental Liabilities and Costs.

                 (viii) Neither the Company nor any of its subsidiaries has transported "hazardous waste", as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., analogous state laws, or the regulations promulgated thereunder such that the Company or any of its subsidiaries would be required to obtain a permit under said laws for such transportation, except for the transportation of processed oil used by the Company in the ordinary course of its business.

                 (ix) Without limiting any of the foregoing, the Company has listed, on Schedule 4.1(m)(ix), all of the underground storage tanks currently owned or operated by the Company or any of its subsidiaries, or tanks that were removed or closed in place since 1989. Said schedule shall include
(A) the size of each tank; (B) the type of material last stored in each such tank; (C) whether such tank is currently in operation or has been removed or closed in place. For certain of the tanks on Schedule 4.1(m)(ix) that are currently in operation or existence, the Company has provided information regarding whether each such tank has been upgraded to meet all currently applicable technical and financial standards (including financial assurance) promulgated pursuant to federal, state or local law, or standards that have been promulgated but will not be applicable to such tanks until some date in the future (describing the required actions needed to bring such tanks into compliance with any such current or future standard).

                 (n) State Takeover Statutes; By-Law Provisions. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and the provisions of Article II, Sections 13 and 14 of the Company's Amended and Restated By-Laws are sufficient to render inapplicable to the Offer, the Merger and this Agreement and the other transactions contemplated by this Agreement, the provisions of Section 55-9-01 et seq. of the NCBCA, and the provisions of Section 55-9A-01 et seq. of the NCBCA.

                 (o) Voting Requirements. The affirmative vote of the holders of a majority of all the shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                 (p) Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the

Company. The Company has provided Parent true and correct copies of all agreements between the Company and DLJ.

                 (q) Opinion of Financial Advisor. The Company has received an opinion of Donaldson Lufkin & Jenrette, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

                 (r) Trademarks, etc. The material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company and its subsidiaries (collectively, "Intellectual Property Rights") are sufficient to allow each of the Company and each of its Significant Subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects. To the knowledge of the Company, each of the Company and each of its Significant Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect. To the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries has received any written notice from any other person pertaining to or challenging the right of the Company or any of its Significant Subsidiaries to use any of the Intellectual Property Rights. To the knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing. To the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

                 (s) Title to Properties. Each of the Company and each of its Significant Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible properties and assets in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects. Except as set forth in Schedule 4.1(s), such material tangible assets and properties are sufficiently free of liens to allow each of the Company and each of its subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any material respect. To the knowledge of the Company, each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its subsidiaries to conduct its business as currently conducted. Schedule 4.1(s) sets forth a complete list of all material real property and material interests in real property owned in fee by the Company or one of its subsidiaries and sets forth all material real property and interests in real property leased by the Company or one of its subsidiaries as of the date hereof.

                 (t) Insurance. To the knowledge of the Company, the Company and its Significant Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any activities of the Company or its Significant Subsidiaries or any properties owned, occupied or controlled by the Company or its Significant Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Significant Subsidiaries.

                 (u)      Contracts; Debt Instruments.  Except as set forth in
Schedule 4.1(u), there are no (i) agreements of the Company or any of its subsidiaries containing an unexpired covenant not to compete or similar restriction applying to the Company or any of its subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company is a party or (iii) other contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. To the knowledge of the Company, each of the agreements listed in
Schedule 4.1(u) is a valid and binding obligation of the Company or its subsidiary, as the case may be, and, to the Company's knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by the Company or its subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except to the extent any covenant not to compete contained therein may be unenforceable. Except to the extent set forth in Schedule 4.1(u), to the knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company or any of its subsidiaries (or, to the knowledge of the Company, any other party thereto) under any of the agreements set forth in
Schedule 4.1(u).

                 (v)      Labor Relations.   Except to the extent set forth in
Schedule 4.1(v), (i) to the knowledge of the Company, the Company and each of its subsidiaries is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, except where the failure to comply would not be reasonably likely to cause a material adverse effect; (ii) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company threatened against or affecting the Company or any of its subsidiaries, and during the past three years there has not been any such action; (iii) no union claims to represent the employees of the Company or any of its subsidiaries;
(iv) the Company or any of its subsidiaries is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries;
(v) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and, to the knowledge of the Company, there is no current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees; (vi) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its subsidiaries; (vii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure against the Company or any of its subsidiaries, except such grievances that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate; (ix) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, except such charges that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate; (x) neither of the Company or any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation; and (xi) there are no employment contracts or severance agreement with any employees of the Company or any of its subsidiaries, except as set forth in Schedule 4.1(j).

                 (w) Compliance with WARN Act. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), neither of the Company or any of its subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, except as set forth in Schedule 4.1(w) for the period since June 1, 1993 to the extent such plant closings and mass layoffs were effectuated in compliance with the WARN Act. None of the employees of the Company or any of its subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since June 1, 1993.

                 SECTION 4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                 (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent.

                 (b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under, (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or (y) prevent or impede the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for
(i) if required, the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Offer Documents and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the North Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with any applicable requirements relating to approval, or exemption from approval, of the Voting Trusts, the Offer and the Merger and the application for temporary authority by the ICC, (v) as may be required by an applicable state securities or "blue sky" laws, (vi) as may be required by the New Jersey Industrial Site Recovery Act or similar state environmental laws and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of Parent to perform its obligations under this Agreement or (y) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

                 (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, in the case of the Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC and first published, sent or given to the Company's shareholders or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 (d) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                 (e) Financing. Parent has a bank commitment to provide the financing for and pursuant to such commitment shall provide Sub with the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby in accordance with the terms hereof and thereof (the "Financing Commitment"). A copy of the bank commitment letter has been made available to the

Company. Parent has accepted the Financing Commitment pursuant to its terms and has paid all fees due thereunder as of the date of this Agreement.

                 (f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.


                                   ARTICLE V

                   Covenants Relating to Conduct of Business

                 SECTION 5.1 (a) Conduct of Business. Until the acquisition of the Shares pursuant to the Offer, except as specifically contemplated by this Agreement or in accordance with the temporary authority granted by the ICC to Parent or Sub, the Company shall and shall cause its subsidiaries to carry on their respective businesses in the ordinary course and use all reasonable efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, and except as specifically contemplated by this Agreement, prior to the Effective Time the Company shall not, and shall not permit any of its subsidiaries to (without Parent's prior written consent, which consent may not be unreasonably withheld):

                          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the dividend on the Company Preferred Stock to be paid in July 1995 and other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the acquisition of shares from holders of stock options in full or partial payment of the exercise price payable by such holder upon exercise of stock options outstanding on the date of this Agreement);

                          (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of employee stock options outstanding on the date of this Agreement in accordance with their present terms);

                          (iii) amend its Articles of Incorporation, as amended, Amended and Restated By-laws or other comparable charter or organizational documents;

                          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except
         (x) purchases of inventory, furnishings, equipment and fuel in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's current capital budget previously provided to Parent as set forth on Schedule 5.1(a)(iv);

                          (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except obsolete equipment that is traded in or sold, in each case pursuant to the Commitment Letter, dated April 22, 1994, between Carolina Freight Carriers Corporation and Midway Ford Truck Center

         Inc. and the Truck Broker Agreement dated May 16, 1995 between Carolina Freight Carriers Corporation and Boulevard Truck Sales and Service.

                          (vi) except as set forth in Schedule 5.1(a)(vi) other than ordinary course working capital borrowings consistent with past practice incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person (other than routine advances after the date hereof to employees not to exceed $50,000 in the aggregate and consistent with past practice);

                          (vii) make any material tax election or settle or compromise any material tax liability;

                          (viii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice, or, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

                          (ix) except as required to comply with applicable law, disclosed in Schedule 4.1(i) or expressly provided in this Agreement, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such benefit plans with the terms of this Agreement,
         (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice to employees other than directors, officers or senior management personnel and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such action (but in no event shall the aggregate amount of all such increases exceed 3% of the aggregate annualized compensation expense of the Company and its subsidiaries reported in the most recent audited financial statements of the Company included in the SEC Documents)), (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan.

                          (x)  make any new capital expenditure or
         expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures (x) in respect of projects approved prior to the date of this Agreement and
         (y) in the capital budget of the Company provided to Parent, except as set forth in Section 5.1(a)(iv);

                          (xi) except in the ordinary course of business and except as otherwise permitted by this Agreement, modify, amend or terminate any contract or agreement set forth in the SEC Documents or in Schedule 4.1(u) to which the Company or any subsid-iary is a party or waive, release or assign any material rights or claims; or

                          (xii) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

                 (b) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Exhibit A not being satisfied (subject to the Company's right to take action specifically permitted by Section 5.2).

                 SECTION 5.2 No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or knowingly encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, if in the opinion of the Board of Directors, after consultation with outside legal counsel to the Company, such failure to act would likely be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited takeover proposal, and subject to compliance with
Section 5.2(c), (A) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsid-iaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning shares of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

                 (b) Except as set forth in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal.
Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of shares of Company Common Stock in the Offer if in the opinion of the Board of Directors, after consultation with outside legal counsel to the Company, failure to do so would likely be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a competitive proposal, or enter into an agreement with respect to a competitive proposal, in each case at any time after midnight on the next business day following Parent's receipt of written notice (a "Notice of Competitive Proposal") advising Parent that the Board of Directors has received a competitive proposal, specifying the material terms and conditions of such competitive proposal and identifying the person making such competitive proposal; provided that the Company shall not enter into an agreement with respect to a competitive proposal unless the Company shall have furnished Parent with a Notice of Competitive Proposal within the time frame provided in the immediately preceding clause in advance of any date that it intends to enter into such agreement. In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 6.6(b)) and the Termination Fee (as defined in Section 6.6(b)). For purposes of this Agreement, a "competitive proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or a substantial part of the assets of the Company and otherwise on terms which the Company's Board of Directors reasonably determined in good faith (after consultation with its financial advisors) are more favorable to all of the Company's shareholders from a financial point of view than the Offer and the Merger (taking into account any improvements to the Offer and the Merger proposed in writing by Parent).

                 (c) In addition to the obligations of the Company set forth in paragraph (b) (i) the Company shall advise Parent of any request for information or of any takeover proposal, or any proposal with respect to any takeover proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person making any such takeover proposal or inquiry, and (ii) the Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

                 SECTION 5.3 Approvals. Parent and the Company shall, and each shall cause each of its subsidiaries to, take all such actions as are necessary to (i) cooperate with one another to prepare and present to the ICC, relevant labor unions and appropriate change of operations committees under any existing collective bargaining agreements to which the Company is a party as soon as practicable all filings and other presentations in connection with seeking any ICC, relevant labor unions or change of operations committees approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement, including without limitation all information regarding the Company pertinent to the application for temporary authority, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals or petitions to reconsider or to reopen any such ICC, relevant labor unions or change of operations committees approval or exemptions by persons not party to this Agreement, and (iv) take all such further action, including appeal of any adverse decision, as reasonably may be necessary to obtain a final order or orders of the ICC, or approval of the relevant labor unions or appropriate change of operations committees, in each case approving such transactions consistent with this Agreement.

                 SECTION 5.4 Voting Trusts. Promptly upon the acquisition of Company Common Stock pursuant to the Offer, the Company shall cause the shares of the ICC Subsidiaries to be deposited in the Voting Trusts.

                 SECTION 5.5 Temporary Authority. In the event the ICC grants Parent or Sub temporary authority pursuant to 49 U.S.C. 11349, the Company agrees, following the purchase of Company Common Stock pursuant to the Offer, to allow Parent and Sub to manage and operate the properties of the Company consistent with such temporary authority and shall not interfere with such temporary authority.

                 SECTION 5.6 Supplemental Indenture. In connection with the Merger, the Company shall execute a supplemental indenture, provide such notices and take any such other action as may be required by the Indenture.


                                   ARTICLE VI

                             Additional Agreements

                 SECTION 6.1 Shareholder Meeting; Preparation of the Proxy Statement. (a) The Company will, as soon as practicable following the commencement of the Offer, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. Subject to the provisions of
Section 5.2(b), the Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. At the Shareholders Meeting, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Sub or any of their subsidiaries, or as to which Parent, Sub or any of their subsidiaries has voting rights by proxy or otherwise to be voted in favor of the Merger.

                 (b) The Company will, at Parent's request, as soon as practicable prepare and file a preliminary Proxy Statement with the SEC and the Company and Parent will cooperate in responding to any comments of the SEC or its staff and the Company will cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and if relating to Parent, Parent will also promptly notify and cooperate with the Company in preparing, and the Company will mail to its shareholders such an amendment or supplement. The Company will not file or mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                 SECTION 6.2 Access to Information; Confidentiality. As permitted by law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its subsidiaries, business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to by the Company, unless and until Parent and Sub shall have purchased at least a majority of the outstanding shares of Company Common Stock pursuant to the Offer, Parent will be bound by the terms of a confidentiality agreement with the Company dated June 8, 1995.

                 SECTION 6.3 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the consummation of the transactions contemplated by the Financing Commitment and
(v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger or this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement.

                 (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect (including in the case of representations or warranties by the Company, the Company or Parent receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that if after the date of this Agreement the Company receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or inaccurate in any respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

                 SECTION 6.4 Stock Option Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each outstanding stock option to purchase shares of Company Common Stock (a "Stock Option") heretofore granted under any stock option or stock purchase plan, program or arrangement or other option agreement or contingent stock grant plan of the Company or its subsidiaries (collectively, the "Stock Option Plans") shall be accelerated so as to be fully exercisable prior to the consummation of the Offer, and the Company shall use its best efforts to assure that any such Stock Options outstanding immediately prior to the consummation of the Offer shall be cancelled immediately prior to the consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (y) the number of shares of Company Common Stock subject to such Stock Option immediately prior to the consummation of the Offer and (z) the excess of the price per share to be paid in the Offer over the per share exercise price of such Stock Option. Any Stock Option not cancelled in accordance with this paragraph (a) immediately prior to the consummation of the Offer, shall be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Stock Option been cancelled immediately prior to the consummation of the Offer. A listing of all outstanding Stock Options as of July 7, 1995, showing what portions of such Stock Options are exercisable as of such date, the dates upon which such Stock Options expire, and the exercise price of such Stock Options, is set forth in Schedule 6.4.

                 (b) All Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 6.4(a).

                 SECTION 6.5 Indemnification and Insurance. (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Articles of Incorporation, as amended, the Amended and Restated By-laws on the date of this Agreement and the indemnification obligations set forth on Schedule 6.5(a) hereto shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties").

                 (b) For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $105,000 for the twelve-month period ended May 12, 1996; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy (such coverage to be not less favorable than the coverage provided under such policy to the Parent's directors and officers). Notwithstanding the foregoing, on and after the date two years from the Effective Time, Parent, at its option, may agree in writing to guarantee or assume the indemnification obligations set forth in Section 6.5(a) in lieu of maintaining the insurance described in clauses (x) or (y) above.

                 (c) For two years from the Effective Time, the Surviving Corporation shall maintain in effect the Company's current or similar professional liability insurance with respect to Company employee attorneys so long as premium amounts do not exceed $8,000 per year; provided, however, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greater coverage available for a cost not exceeding such amount.

                 (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.5.

                 (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.5 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.5 applies shall be third-party beneficiaries of this Section 6.5).

                 SECTION 6.6 Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                 (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) all of Parent's reasonably documented out-of-pocket expenses in an amount up to but not to exceed $500,000 (the "Expenses") and (y) $1,750,000 (the "Termination Fee") upon demand if (i) Parent or Sub terminates this Agreement under Section 8.1(e), (ii) the Company terminates this Agreement pursuant to Section 8.1(f) or (iii) prior to any termination of this Agreement, a takeover proposal shall have been made and within nine months of the termination of this Agreement a transaction constituting a takeover proposal is consummated or the Company enters into an agreement with respect to, or approves or recom-mends a takeover proposal (whether or not related to a takeover proposal made prior to any termination of this Agreement); provided, however, that in the case of (iii) above in this paragraph (b) if such transaction has a value to the shareholders of the Company equivalent to or less favorable than the proposed Offer and the Merger, then the Company shall pay to Parent the Expenses (but not the Termination Fee) and, provided, further, that no payment shall be made if this Agreement has been terminated pursuant to Section 8.1(g) hereof. In addition, if prior to any termination of this Agreement, any person or group purchases or otherwise acquires, directly or indirectly, beneficial ownership of 30% or more of the outstanding voting securities of the Company, all of Parent's Expenses shall promptly be paid by the Company to Parent and, additionally, if at any time prior to 12 months following the termination of this Agreement any such person or group consummates a transaction that would otherwise constitute a takeover proposal, there shall be paid to Parent immediately prior to the consummation of such transaction the Termination Fee (provided that no such payment shall be made if this Agreement has been terminated pursuant to Section 8.1(g) hereof). The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment (not to be in excess of the amount set forth in clause (x) above) upon delivery of reasonable documentation therefor. In no event shall the Company be required to pay more than one Termination Fee pursuant to this Section 6.6.

                 SECTION 6.7 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Provided that such consultation shall have occurred, nothing in this Agreement shall prohibit accurate disclosure by the Company that is required in any SEC Document, proxy statement or other filing or otherwise under applicable law or for the transactions contemplated hereby or any takeover proposal.

                 SECTION 6.8 Title Policies. The Company agrees that, prior to the consummation of the Offer, it will use its reasonable efforts to cause such officers of the Company and its Significant Subsidiaries, as Parent's or Sub's title insurer may reasonably require, to execute such reasonable and customary affidavits as shall permit such title insurer to issue an endorsement to its title insurance policies insuring title to the real properties owned or leased by the Company or any of its Significant Subsidiaries to the effect that the title insurer will not claim as a defense under any such policy failure of insured to disclose to the title insurer prior to the date of the relevant policy any defects, liens, encumbrances or adverse claims not shown by public records and known to the insured (but not known to Parent or Sub) prior to the Effective Time.

                 SECTION 6.9 Transfer Taxes. All liability for transfer or other similar taxes arising out of or related to the Offer and the Merger or the consummation of any other transaction contemplated by this Agreement, and due to the property owned by the Company or any of its subsidiaries or affiliates ("Transfer Taxes") shall be borne by the Company, and the Company shall file or cause to be filed all returns relating to such Transfer Taxes which are due, and, to the extent appropriate or required by law, the shareholders of the Company shall cooperate with respect to the filing of such returns.


                                  ARTICLE VII

                              Conditions Precedent

                 SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                 (a) Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all shares of Company Common Stock entitled to be cast in accordance with applicable law and the Company's Articles of Incorporation, as amended; provided that Parent and Sub shall vote all their shares of Company Common Stock in favor of the Merger.

                 (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.


                                  ARTICLE VIII

                       Termination, Amendment and Waiver

                 SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the
Company:

                 (a)      by mutual written consent of Parent and the Company;

                 (b) by either Parent or the Company if (i) as a result of the failure, occurrence or existence of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer or (ii) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer by October 31, 1995; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to either party if its failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition;

                 (c) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                 (d) by Parent or Sub prior to the purchase of shares of Company Common Stock pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

                 (e) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

                 (f) by the Company in connection with entering into a definitive agreement in accordance with Section 5.2(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

                 (g) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or the Merger.

                 SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.1(p), Section 4.2(d), the last sentence of Section 6.2, Section 6.6, this Section 8.2 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                 SECTION 8.3 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                 SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                 SECTION 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 1.5, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, except as otherwise contemplated by this Agreement the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Sub shall be required by the Company to amend this Agreement by the Company.


                                   ARTICLE IX

                               General Provisions

                 SECTION 9.1 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of Company Common Stock by Sub pursuant to the Offer. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                 SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to Parent or Sub, to:

                          Arkansas Best Corporation
                          3801 Old Greenwood Road
                          Fort Smith, Arkansas  72903
                          Facsimile: 501-785-6124

                          Attention: Richard F. Cooper, Esq.

                          with copies to:

                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, NY  10022
                          Facsimile:  (212) 735-2000

                          Attention:  Peter A. Atkins, Esq.

                 (b)      if to the Company, to

                          WorldWay Corporation
                          400 Two Coliseum Center
                          2400 Yorkmount Road
                          Charlotte, North Carolina  28217

                          Facsimile: 704-329-0749

                          Attention: John B. Yorke, Esq.

                          with copies to:

                          Robinson, Bradshaw & Hinson
                          1900 Independence Center
                          101 North Tryon Street
                          Charlotte, North Carolina  28246

                          Facsimile:  704-378-4000

                          Attention:  Robin L. Hinson, Esq.

                 SECTION 9.3  Definitions.  For purposes of this Agreement:

                 (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                 (b) "competitive proposal" has the meaning assigned thereto in Section 5.2(b);

                 (c) "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources;

                 (d) "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, or the Release or threatened Release of Hazardous Materials into the environment;

                 (e) "Hazardous Materials" means all substances defined as hazardous substances in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or substances defined as hazardous substances, hazardous materials, toxic substances, hazardous wastes, pollutants or contaminants, under any Environmental Law, or substances regulated under any Environmental Law, including, but not limited to, petroleum (including crude oil or any fraction thereof), asbestos, and polychlorinated biphenyls;

                 (f) "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all lease obligations of such person capitalized on the books and records of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

                 (g) "lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto;

                 (h) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, financial condition or results of operations of such party and its subsidiaries taken as a whole or on the ability of the Company or Parent to perform its obligations hereunder;

                 (i) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

                 (j) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property;

                 (k) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

                 (l) "takeover proposal", has the meaning assigned thereto in Section 5.2(a).

                 SECTION 9.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                 SECTION 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                 SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                 SECTION 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW, EXCEPT TO THE EXTENT THE NCBCA SHALL BE HELD TO GOVERN THE TERMS OF THE MERGER.

                 SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                 SECTION 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

                 SECTION 9.10 Schedules. For purposes of this Agreement, "Schedules" shall mean the Schedules contained in the Confidential Disclosure Schedule, dated the date hereof, delivered in connection with this Agreement.

                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                         Arkansas Best Corporation

                                         by  /s/ Robert A. Young III
                                             Name: Robert A. Young III
                                             Title: President-Chief
                                                     Executive Officer

                                         ABC Acquisition Corporation

                                         by  /s/ Robert A. Young III
                                             Name: Robert A. Young III
                                             Title: President-Chief
                                                     Executive Officer

                                         WorldWay Corporation

                                         by  /s/ John B. Yorke
                                             Name: John B. Yorke
                                             Title: Vice President and
                                                     General Counsel

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

                 Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless,
(i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock which would constitute a majority of the outstanding shares (determined on a fully diluted basis) of Company Common Stock (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated, (iii) Parent or Sub shall have received an informal, non-binding opinion of the staff of the ICC pursuant to 49 CFR Part 1013, without imposing any conditions reasonably unacceptable to Parent, that the Voting Trusts effectively insulate the settlor from any violations of the ICC's policy against unauthorized acquisitions of control of a regulated carrier and (iv) the ICC shall have granted Parent or Sub temporary authority pursuant to 49 U.S.C. Section 11349 to operate the properties of the Company pending receipt of the exemption from or approval by the ICC without imposing any conditions reasonably unacceptable to Parent or Sub. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of this Agreement):

                 (a) there shall be instituted or pending any suit, action or proceeding (in the case of a suit, action or proceeding by a person other than a Governmental

Entity, such suit, action or proceeding having a substantial likelihood of success or, in the case of a suit, action or proceeding by a Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success), (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote such Company Common Stock on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole;

                 (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
(iv) of paragraph (a) above;

                 (c) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

                 (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal, (ii) the Company shall have entered into any agreement with respect to any competitive proposal in accordance with Section 5.2(b) of this Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

                 (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled expiration of the Offer;

                 (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

                 (g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) a decline in either the Dow Jones Average of Industrial Stocks or Standard & Poor's 500 Index by an amount of at least 20% measured from the close of business on the trading day next preceding the date of this Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially impairs, the extension of credit by banks or other lending institutions or (v) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof;

                 (h) Parent shall not have received sufficient funds pursuant to the Financing Commitment (or any alternate financing commitment obtained by Parent) to consum-mate the Offer and the Merger and the transactions contemplated thereby, provided that such failure to receive funds shall not have resulted from the failure of Parent to use its reasonable efforts to consummate the transactions contemplated by the Financing Commitment;

                 (i) immediately prior to the acceptance for payment of any shares of Company Common Stock by Sub, a sufficient number of directors shall have not resigned from the Company's Board of Directors to enable Sub to designate directors to the Company's Board of Directors in accordance with
Section 1.5 of this Agreement;

                 (j) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of more than 30% of the outstanding shares of Company Common Stock through the acquisition of shares of Company Common Stock, the formation of a group or otherwise; or

                 (k) the Agreement shall have been terminated in accordance with its terms.

                 The foregoing conditions are for the sole benefit of Sub and Parent and may, subject to the terms of the Agreement, be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                     EXHIBIT B



                             VOTING TRUST AGREEMENT

         THIS VOTING TRUST AGREEMENT, dated as of ______, 1995, by and among
[             ] Corporation ("Parent"), [             ] Corporation, a Delaware
Corporation and a wholly-owned subsidiary of Parent ("Acquisition") and ______, an attorney admitted to practice law in the state of _____________________
(the "Trustee").


                             W I T N E S S E T H:

         WHEREAS, Parent is a non-carrier holding company which owns and controls several subsidiary corporations engaged in motor carrier transportation of property for hire or in brokerage of such transportation and possessing certificates, licenses, and permits issued by the Interstate Commerce Commission ("ICC") authorizing them to provide such transportation and brokerage services;

         WHEREAS, [                 ] ("[       ]"), a [                ]
corporation, is engaged in motor carrier transportation of property for hire or in brokerage of such transportation and which holds certificates, licenses, and permits issued by the ICC authorizing such transportation and brokerage
services, and is a wholly-owned subsidiary of [                            ]
Corporation, ("[        ]");

         WHEREAS, Parent, Acquisition and [         ] have executed an
Agreement and Plan of Merger ("Merger Agreement") pursuant to which Acquisition
will acquire [             ] and its subsidiary
corporations including, with ICC approval or exemption from approval, [      ];

         WHEREAS, pursuant to the Merger Agreement, Acquisition has commenced a tender offer ("Offer") to purchase all the issued and outstanding shares of
common stock of [          ] ("[        ] Common Stock") upon the terms and
subject to the conditions set forth in the Merger Agreement, and under such conditions shares acquired pursuant to the Offer will constitute at least a
majority of the outstanding shares of [          ] Common Stock;

         WHEREAS, Parent, Acquisition, and [          ] have filed a Notice of
Exemption pursuant to 49 C.F.R. Part 1186 ("Notice of Exemption") to permit
Parent and Acquisition to acquire control of [        ]'s ICC subsidiaries
[including [        ]] and have also applied for temporary authority pursuant
to 49 U.S.C. Section 11349 to permit Parent to operate through management the
properties of the ICC Subsidiaries [including [     ] pending the effectiveness
of the exemption;

         WHEREAS, Acquisition wishes and intends, immediately upon acquiring
shares of [         ] Common Stock, pursuant to the Offer to cause [        ]
to deposit all of the issued and outstanding shares of common stock of
[     ] ("Shares") in an independent, irrevocable voting trust, pursuant to the
ICC's rules, in order to avoid any allegation or assertion that Parent or
Acquisition is controlling [     ] in violation of the provisions of the
Interstate Commerce Act prior to the receipt of any required ICC approval or exemption;

         WHEREAS, [          ] has also agreed in the Merger Agreement to cause
the Shares to be deposited in an independent, irrevocable voting trust;

         WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Voting Trust Agreement and the rules of the Commission; and

         WHEREAS, neither the Trustee nor any member of [his] law firm is an officer or board member of or has any direct or indirect business arrangements
or dealings with Parent, Acquisition, [       ] or of their affiliates,

         NOW THEREFORE, the Parties hereto agree as follows:


APPOINTMENT AND ASSIGNMENT

         1. Parent and Acquisition hereby appoint ________ as Trustee hereunder, and _____________ hereby accepts said appointment and agrees to act as Trustee hereunder all as provided more fully herein.

         2.      Parent and Acquisition agree that, immediately upon
Acquisition's acquisition of a majority of the outstanding shares of [      ]'s
Common Stock, Acquisition shall cause [      ] to transfer and deliver to
the Trustee all of its Shares, which shares shall be duly endorsed or accompanied by proper instruments duly executed for transfer. Such Shares shall be exchanged for one or more Trust Certificates substantially in the form attached hereto as Exhibit A, with the blanks therein appropriately filled (the "Trust Certificates").

         3. This Voting Trust Agreement shall be irrevocable and shall terminate only in accordance with the provisions of Section 10 hereof.

         4. The Trustee shall be entitled and it shall be [his] duty to exercise any and all voting rights in respect of the Shares either in person or by proxy, unless otherwise directed by the ICC or a court of competent jurisdiction, Except as otherwise provided in this Agreement, the Trustee shall not exercise the voting powers of the Shares in any way so as to create any dependence or intercorporate relationship between Parent, Acquisition, or their
affiliates, on the one hand, and of [       ], on the other hand. The term
"affiliate" or "affiliates" wherever used in this Voting Trust Agreement shall have the meaning specified in 49 U.S.C. Section 11343(c), as amended. The
Trustee shall use [his] best judgment to elect suitable directors of [       ]
and in exercising the voting rights and performing [his] duties provided for in this Voting Trust Agreement. Notwithstanding the foregoing provisions of this Paragraph 4, however, the registered holder of any Trust Certificate may at any time -- but only with the prior approval of the ICC -- instruct the Trustee in
writing to vote the shares of [        ] represented by such Trust Certificate
in any manner, in which case the Trustee shall vote such shares in accordance with such instructions.

         5. During the term of this Voting Trust Agreement the Trustee shall not dispose of or in any way encumber the shares of

[      ] except as specifically provided herein or as directed by the ICC or a court of competent jurisdiction.

         6.      The Trustee may take or approve any action as may be necessary
to cause [      ] to guarantee indebtedness of Parent of Acquisition incurred
in connection with or as a consequence of the acquisition of [        ] and its
subsidiaries and to pledge, assign, hypothecate, bargain, sell, convey, mortgage, and grant a security interest in or a general lien upon all or any
part of the property and assets of [       ] as security therefor.

         7. In the event the ICC grants the application for temporary authority pursuant to 49 U.S.C. Section 11349 to permit Parent or Acquisition
to operate through management the properties of [      ] pending the
effectiveness of any approval or exemption from approval by the ICC of
permanent authority to control [      ], Parent or Acquisition shall have the
right to operate [      ] through management upon such grant subject to any
conditions the ICC may impose, and Trustee shall exercise [his] voting rights and duties hereunder consistently with such temporary authority of Parent or Acquisition and shall not interfere with such temporary authority.

         8. All Trust Certificates shall be transferrable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by [his] acceptance thereof, assent to and become a party to this Voting Trust Agreement, and shall assume all attendant rights and obligations.

         9. Pending the termination of this Voting Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Shares, pay the same over to or as directed the holder of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Shares and shall issue Trust Certificates representing an new or additional securities that may be paid as dividends upon the Shares or distributed to the registered holders of Trust Certificates in proportion to their respective interests.

         10.     (a)      This Voting Trust is accepted by the Trustee subject
to the right hereby reserved in Acquisition at any time to cause the sale or any other disposition of the whole or any part of the Shares, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Acquisition (including, without limitation, exercising all voting rights in respect of the Shares in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of any proposal) with respect to any proposed sale or other disposition of the whole or any part of the Shares by Acquisition. The Trustee shall at any time upon the receipt of a direction from Acquisition, signed by its President or one of its Vice Presidents and under its corporate seal designating the person or entity to whom Acquisition has directly or indirectly sold or otherwise disposed of the whole or any part of the Shares and certifying that such person or entity is not an affiliate of Acquisition and has all necessary regulatory authority, if any, to purchase the Shares (upon which certification the Trustee shall be entitled to rely) immediately transfer to the person or entity therein named all of the Trustee's rights, title, and interest in such amount of the Shares as may be set forth in said direction.
If the foregoing direction shall specify all of the Shares, then following transfer of the Trustee's right, title, and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of Acquisition of the proceeds of such sale, this Voting Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Shares, then this Voting Trust shall cease as to said part upon such transfer, and receipt of proceeds in the event of sale, but shall remain in full force and effect as to the remaining part of the Shares, provided, however, that upon the receipt by Trustee of a written opinion of counsel for Acquisition, a copy of which is submitted to the ICC, stating that the transfer of voting rights in all the remaining Shares to Acquisition would not give the Parent or Acquisition control of the company within the meaning of 49 U.S.C. Section 11343, this Voting Trust shall cease and come to an end and all Shares and other property then held by the Trustee shall be distributed to or upon the order of Acquisition or the holder or holders of Trust Certificates. In the event of a sale of Shares by Acquisition, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid, upon the order of Acquisition the net proceeds of such sale to the registered holders of the Trust Certificates in proportion to their respective interests. It is the intention of this paragraph that no violations of 49 U.S.C. Section 11343 will result from a termination of this Voting Trust.

                 (b) In the event that (i) an exemption from the ICC requirements for prior approval pursuant to 49 U.S.C. Section 11343 shall
become effective as to [      ]; or (ii) the ICC by final order shall approve
the acquisition of control of [      ] by Acquisition, the Parent or any of its
affiliates; or, (iii) in the event that Title 49 of the United States Code, or other controlling law, is amended to allow Acquisition, the Parent or their
affiliates to acquire control of [      ] without obtaining ICC or other
governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order or exemption of the ICC or other governmental authority is required, or exemption, then the Trustee shall transfer to or upon the order of Acquisition, the Parent or the holder or holders of Trust Certificates hereunder as then known to the Trustee, its rights, title, and interest in and to all of the Shares then held by it in accordance with the terms, conditions and agreements of this Voting Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and upon any such transfer or merger this Voting Trust shall cease and come to an end.

         (c) In the event that the ICC should issue an order denying, or approving subject to conditions unacceptable to the Parent, any Notice of Exemption or any application or petition by Acquisition, the Parent or their
affiliates to acquire or otherwise exercise control over [            ],
and such order becomes final after judicial review or failure to appeal, Acquisition shall use its best efforts to sell the Shares or all of the assets
of [       ] to one or more eligible purchasers, to sell or distribute the
Shares in one Offering or Distribution, or otherwise to dispose of the shares, during a period of two years after such order becomes final after judicial review or failure to appeal. At all times, the Trustee shall continue to perform [his] duties under this Voting Trust Agreement and, should Acquisition be unsuccessful in [its] efforts to sell or distribute the Shares or all of the
assets of [      ], the Trustee shall as soon as practicable sell the Shares for cash to one or more eligible purchasers in such manner and for such price as the Trustee in [his] discretion shall deem reasonable after consultation with Acquisition. (An "eligible purchaser" hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any is needed, to purchase the Shares.) Acquisition agrees to cooperate with the Trustee in effecting such disposition and the

Trustee agrees to act in accordance with any direction made by Acquisition as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any ICC or court order. The proceeds of the sale shall be distributed as ordered by Acquisition or, on a pro rata basis, to the holder or holders of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to [him] of the Trust Certificates hereunder before paying to its holder his share of the proceeds.

                 (d) Unless sooner terminated pursuant to any other provision herein contained, this Voting Trust Agreement shall terminate on _______________, 2004, and may be extended by the parties hereto, so long as no violation of 49 U.S.C. Section 11343 will result from such termination or extension. All Shares and any other property held by the Trustee hereunder upon such termination shall be distributed to or upon the order of Acquisition or the holder or holders of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in [his] reasonable discretion, require the surrender to [him] of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

                 (e) The Trustee shall promptly inform the ICC of any transfer or disposition of Shares pursuant to this Paragraph 10.

                 (f) The Trustee shall, upon direction by Acquisition, take all actions that are necessary, appropriate or desirable to cause a registration statement if required for the Shares under the Securities Act of 1933, as amended, and/or an information statement for the Shares under the Securities Exchange Act of 1934, as amended, and, in either case, a registration statement or information statement under any other applicable securities laws, to be filed and to become effective in accordance with the terms set forth in the Merger Agreement. To the extent that registration is required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities laws in respect of any distribution of Shares as contemplated herein, Acquisition or the Parent shall reimburse the Trustee for any reasonable expenses incurred by [him] and indemnify and hold the Trustee harmless from and against any loss, liability, cost or expense related thereto or arising therefrom.

                 (g) Except as provided in this Paragraph 10, or in Paragraph 6, the Trustee shall not dispose of, or in any way encumber, the Shares.

         11.     Neither the Trustee nor any member of [his] law firm serves as
(i) an officer or member of their respective boards of directors in common with Acquisition, the Parent, or any affiliate of either, or (ii) have any direct or indirect business arrangements or dealings, financial or otherwise, with Acquisition, the Parent or any affiliate of either, other than dealings pertaining to establishment and carrying out of this voting trust. Mere investment in the stock or securities of

Acquisition or Parent or any affiliate of either by the Trustee or member of [his] law firm, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee or member of [his] law firm in voting securities of Acquisition, the Parent or their affiliates exceed 5 percent of the outstanding voting securities of Parent or their affiliates and in no event shall the Trustee or member of [his] law firm hold a proportion of such voting securities so substantial as to permit the Trustee or member of [his] law firm in any way to control or direct the affairs of Acquisition, the Parent or their affiliates.

         12. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Voting Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Shares, or of an other documents, or of any endorsement thereon; or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible for or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Shares or other document or endorsement or this Voting Trust Agreement, except for the execution and delivery of this Voting

Trust Agreement by this Trustee. Acquisition and the Parent agree that they will at all times jointly and severally protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Voting Trust except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times themselves undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the ICC, with respect to the Shares or this Voting Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of an investigation or proceeding (whether formal or informal), Acquisition or the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Acquisition and the Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining the Parent's written consent. The indemnification obligations of Acquisition and the Parent shall survive any termination of this Voting Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by [him] and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

         13. To the extent requested to do so by Acquisition or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all action theretofore taken by it as Trustee.

         14. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days' written notice of resignation to the Parent and the ICC. The Parent shall, at least fifteen days prior to the effective date of such notice, appoint a successor trustee which shall satisfy the requirements of Paragraph 11 hereof. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder, a copy of the assumption shall be delivered by the Trustee to the Parent and the ICC and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of [his] powers and duties hereunder and the successor trustee shall become vested herewith. In the event of any material violation by the Trustee of the terms and conditions of this Voting Trust

Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

         15. This Voting Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Acquisition, the Parent and all registered holders of the Trust Certificates under one or more of the following circumstances: (i) pursuant to an order of the ICC, (ii) with the prior approval of the ICC, (iii) in order to comply with any order of the ICC or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the holders of Trust Certificates that an order of the ICC approving such modification or amendment is not required and that the amendment is consistent with the ICC's regulations regarding voting trusts.

         16. The provisions of this Voting Trust Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware, except that to the extent any provision hereof may be found inconsistent with the Interstate Commerce Act or regulations promulgated thereunder by the ICC, such Act and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the ICC shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Voting Trust Agreement.

         17. This Voting Trust Agreement is executed in duplicate, each of which shall constitute an original, and one of which shall be retained by the Parent and the other shall be held by the Trustee.

         18. A copy of this Voting Trust Agreement and any amendments or modifications thereto shall be filed with the ICC by Acquisition.

         19. This Voting Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to Acquisition and Parent by merger, consolidation or otherwise.

         20. As used in this Voting Trust Agreement, the terms "Interstate Commerce Commission" and "ICC" shall refer to the Interstate Commerce commission and any successor agency to which the regulatory functions pertinent to this Voting Trust Agreement may be transferred.

         21.     (a)      Any notice or other communication required or
permitted to be given hereunder shall be in writing and shall mailed by U.S. mail, certified mail, return receipt requested o by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have given notice of) with a copy to each of the other parties hereto:

         To the Trustee:



         To the Parent:



         To Acquisition:



                 (b) Unless otherwise specifically provided herein, any notice to or communication with the holders of the Trust Certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular and not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Certificates, as shown on the Trustee's transfer books, shall in all cases be deemed to be the address of Trust Certificate holders for all purposes under this Voting Trust Agreement, without regard to what other or different addresses the Trustee may have for any Trust Certificate holder on any other books or records of the Trustee. Every notice so given of mailing shall be the date such notice is deemed given for all purposes.

         22. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Voting Trust Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Voting Trust Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware,

         IN WITNESS WHEREOF, [             ] Corporation and [            ]
Corporation have caused this Voting Trust Agreement to be executed by their Treasurers and their corporate seals to be affixed, attested by their Secretaries, and has caused this Voting Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, the day and year first above written.

Attest:                                   [               ] CORPORATION


_________________________                 By_______________________________
Secretary                                   Treasurer


Attest:                                   [               ] CORPORATION

__________________________                By_______________________________
Secretary                                   Treasurer


Attest:                                   ________________________________


__________________________                By_______________________________
                                            Voting Trustee

                                                                      EXHIBIT A

No. ______________
Shares



                            VOTING TRUST CERTIFICATE

                                      for

                                 COMMON STOCK,

                                ____ PAR VALUE

                                      of


                           ________________________


         INCORPORATED UNDER THE LAWS OF THE STATE OF __________________



         THIS IS TO CERTIFY that ___________________ will be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Voting Trust Agreement, a certificate or certificates for __________ share of the Common Stock, $1 par value, of ___________________, a _______________
corporation (the "Company"). This certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a
Voting Trust Agreement, dated as of ________________, 1995, executed by [     ]
Corporation, a Delaware Corporation, [          ] corporation, a Delaware
Corporation, and _______________, as Voting Trustee, a copy of which Voting Trust Agreement is on file in the registered office of said corporation at ________________, and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on ________________, 2004, so long as no violation of 49 U.S.C. Section 11343 will result from such termination.

         The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

         This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by said Trustee or successor, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

         By accepting this Certificate, the holder hereof assents to all the revisions of, and becomes a party to, said Voting Trust Agreement.

         IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed.


Dated:

                                              By_____________________________
                                                    Voting Trustee

                                                                       EXHIBIT C


                                 PLAN OF MERGER
                                       OF
                          ABC ACQUISITION CORPORATION
                                 WITH AND INTO
                              WORLDWAY CORPORATION


                 1. Corporations Proposing to Merge and Surviving Corporation. ABC Acquisition Corporation, a North Carolina corporation ("Sub"), shall be merged (the "Merger") with and into WorldWay Corporation, a North Carolina corporation (the "Company"), pursuant to an Agreement and Plan of Merger dated as of July 8, 1995, by and among Arkansas Best Corporation, a Delaware corporation ("Parent"), ABC Acquisition Corporation and the Company (the "Agreement"). The effective time for the Merger (the "Effective Time") shall be at 11:59 p.m. on the date articles of merger with respect to the Merger are filed by the Secretary of State of North Carolina as evidenced by the Secretary of State's date and time endorsement thereon. The Company shall continue as the surviving corporation (the "Surviving Corporation") following the Merger and the separate corporate existence of Sub shall cease.

                 2. Effects of the Merger. The Merger shall have the effects set forth in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

                 3. Articles of Incorporation and Bylaws. The Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as constituted immediately prior to the Effective Time shall be the Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Surviving Corporation.

                 4. Officers and Directors. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 5. Conversion of Shares. (a) Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.50 per share, of the Surviving Corporation.

                 (b) Each issued and outstanding share of common stock of the Company (other than shares held by the Parent or any subsidiary thereof or by a subsidiary of the Company and other than Dissenting Shares as defined in and except to the extent permitted under Section 7 below) at the Effective Time shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $11.00 per share of common stock in the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Each share of common stock that is owned by the Parent or any subsidiary thereof of by any subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of preferred stock of the Company issued and outstanding at the Effective Time shall remain issued and outstanding and unaffected by the Merger.

                 6.       Exchange of Certificates.

                 (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration (as defined in the Agreement) upon surrender of certificates representing common stock of the Company as part of the Merger it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to the Agreement shall be turned over to Parent.

                 (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of common stock of the Company (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to the Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of common stock of the Company theretofore represented by such Certificate shall have been converted pursuant to the Agreement, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of common stock of the Company which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of common stock of the Company theretofore represented by such Certificate shall have been converted pursuant to the Agreement. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                 7.       Dissenting Shares.

                 (a) Notwithstanding anything to the contrary contained in this Plan of Merger, shares of the Company's common stock that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who has exercised his right (to the extent such right is available by law) to demand and to receive payment of the fair value of such shares (the "Dissenting Shares") under Article 13 of the NCBCA shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent under the NCBCA, as the case may be but such shares shall, at the Effective Time, be cancelled and shall become the right to perfect demand for and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements
of Article 13 of the NCBCA.   If any such holder shall have so failed to
perfect or shall have effectively withdrawn or lost such right, such holder's shares of the Company's common stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration. If the holder of any Dissenting Shares shall become entitled to receive payment for such shares under Article 13 of the NCBCA, such payment shall be made by the Surviving Corporation.

                 (b) All holders of Preferred Stock who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares to the extent permitted under Article 13 of the NCBCA.

                 8. Termination. Prior to the Effective Time, this Plan of Merger shall terminate and be abandoned upon a termination of the Agreement, notwithstanding approval of this Plan of Merger by the shareholders of the Company.

                 9. Conditions to Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

                          (i)     this Plan of Merger shall have been approved
and adopted by the affirmative vote of the holders of a majority of all shares of common stock of the Company entitled to be cast in accordance with applicable law and the Company's Articles of Incorporation, as amended; and

                          (ii)    No statute, rule, regulation, executive
order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                 10. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of the Company shall be effective without the further approval of such shareholders.